UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2009

Medis Technologies Ltd.
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-30391 (Commission File No.)	13-3669062 (IRS Employer Identification No.)

805 Third Avenue
New York, New York 10022
(Address of principal executive offices)

Registrant’s telephone number:  (212) 935-8484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Bridge Loan

On June 16, 2009, we entered into a Loan Agreement and Promissory Note (the “Loan Agreement”) with Volation Capital Partners, LLC (the “Lender”), pursuant to which, the Lender made a $550,000 short-term loan (the “Loan”) to us, upon the terms and subject to the conditions set forth therein, to enable us to meet our immediate liquidity needs.  The Loan will bear interest at a rate of 6% per annum until paid in full, will mature on June 25, 2009, and is subject to acceleration in the event we default in our obligations under the Loan Agreement.

Amendments to Preferred Stock Purchase Agreement

Under the terms of the Loan Agreement, we and the Lender also agreed to amend the terms of that certain Preferred Stock Purchase Agreement (the “Purchase Agreement”), dated as of June 8, 2009, between us and the Lender relating to the purchase and sale of up to $5,000,000 of our Series B Preferred Stock.  The agreed amendments apply solely with respect to the first notice to purchase Series B Preferred Stock (the “Notice”) to be delivered by us pursuant to the terms of the Purchase Agreement and the related closing of the first Series B Preferred Stock issuance thereunder (the “Closing”), and relate to the timing for delivery of the Notice and consummation of the related Closing as well as the method for setting the exercise price for the five-year warrant to purchase our common stock (the “Warrant”) to be issued by us in connection with the delivery of the Notice.  Pursuant to the terms of the Loan Agreement, we and the Lender have agreed that (i) we will set the exercise price of the Warrant based on the average of the daily closing prices of our common stock on (A) the date immediately preceding the date upon which we deliver a Notice to the Lender, and (B) the date upon which the Notice is so delivered, (ii) this Closing will be accelerated in contrast to those called for by the Loan Agreement, and (iii) the gross proceeds that we will derive from this funding would be reduced by the principal amount of the Loan, and by accrued but unpaid interest thereon.  The Lender’s obligation to accept the Notice and consummate the Closing on the amended terms described herein is conditioned upon the Lender’s having borrowed at least 6,500,000 freely tradable shares of our common stock from our non-affiliate stockholders.

The Series B Preferred Stock and warrants and the common stock issuable upon exercise of the warrants will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in our press release of April 8, 2009, on April 2, 2009, we received a letter from the Nasdaq Stock Market (“Nasdaq”) informing us that based on our stockholders’ deficit as reported in our Annual Report on Form 10-K for the period ended December 31, 2008, we do not comply with the minimum $10 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3) (which has since been superseded by Nasdaq Listing Rule 5450(b)(1)(A)) (the “Rule”).

On June 17, 2009, we received a letter from Nasdaq informing us that, based on Nasdaq’s further review of us and the materials that we submitted to Nasdaq on April 17, 2009 and May 13, 2009, Nasdaq has determined to grant us an extension to regain compliance with the Rule.

Under the terms of the extension, we have until July 16, 2009 to achieve compliance with the Rule and we must provide evidence of such compliance to the Securities and Exchange Commission and Nasdaq prior to filing our Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.  If we fail to satisfy either of the foregoing obligations, we may be subject to delisting from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIS TECHNOLOGIES LTD.

Dated: June 22, 2009	By:	/s/ Jose Mejia
Name: Jose Mejia
Title: Chairman, CEO and President